Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in (a) the Registration Statement on Form S-3 (No. 333-82666) and related prospectus pertaining to the Dividend Reinvestment Plan of Hersha Hospitality Trust and Subsidiaries (“HHT”), (b) the Registration Statement on Form S-3 (No. 333-113058) and related prospectus pertaining to the resale of common shares by various shareholders, (c) the Registration Statement on Form S-3 (No. 333-113227) and related prospectus pertaining to the resale of common shares by CNL Hospitality Properties, L.P. and its transferees, (d) the Registration Statement on Form S-3 (No. 333-113061) registering for offer and sale $200 million of common shares, preferred shares and debt securities of HHT and (e) the Registration Statement on Form S-8 (No. 333-122657) and related prospectus pertaining to the issuance of common shares pursuant to the Hersha Hospitality Trust 2004 Equity Incentive Plan, of our report dated March 31, 2005 relating to our audit of the consolidated balance sheets as of December 31, 2004 and 2003 and the related consolidated statements of operations, of change in member’s equity and of cash flows for each of the years in the three year period ending December 31, 2004, of Waterford Hospitality Group, LLC and Subsidiaries, which appears in this Current Report on Form 8-K/A of Hersha Hospitality Trust dated July 25, 2005.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
July 25, 2005